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                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549



                           -----------------------

                                  FORM 8-K


                               CURRENT REPORT
                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

                              December 26, 1996
                              (Date of Report)



                           -----------------------

                         GEORGIA-PACIFIC CORPORATION
           (Exact Name of Registrant as Specified in its Charter)


                                   GEORGIA
                          (State of Incorporation)

                                   1-3506
                          (Commission File Number)

                                 93-0432081
                    (IRS Employer Identification Number)

             133 PEACHTREE STREET, N.E., ATLANTA, GEORGIA 30303
                  (Address of Principal Executive Offices)

                               (404) 652-4000
            (Registrant's Telephone Number, including area code)




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ITEM 5.      OTHER EVENTS.

On December 26, 1996, the Corporation issued the following press release.


     ATLANTA -- Georgia-Pacific West, Inc., a wholly owned subsidiary of Georgia-Pacific Corp., and Sierra Pacific Holding Co. today announced that the companies had signed a definitive agreement to sell the assets of Georgia-Pacific's Martell, Calif., operations to Sierra Pacific for approximately $320 million. These operations include 127,000 acres of timberlands, a sawmill and a particleboard plant.

     The integrated forest products manufacturing site, located approximately 50 miles southeast of Sacramento, includes a two-line sawmill that produces Western softwood lumber and a particleboard operation that produces specialty panels used primarily in the construction of electronic components and kitchen cabinets.

     Georgia-Pacific expects the sale to result in an after-tax gain of approximately $80 million. The sale, which is expected to be closed in the 1997 second quarter, is subject to applicable regulatory approvals and other normal closing conditions.

     "Our Martell operations and timberlands have been good assets for our company, but we believe that this transaction is clearly in the best interest of our shareholders," A. D. "Pete" Correll, chairman and chief executive officer, said.

     "We are looking forward to this new opportunity," said A. A. "Red" Emmerson, President of Sierra Pacific.




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                                 SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: December 26, 1996


                                   GEORGIA-PACIFIC CORPORATION



                                   By /s/ James F. Kelley
                                      -------------------------------
                                      James F. Kelley
                                      Senior Vice President - Law and
                                      General Counsel